Exhibit 10.37

CIT Group Inc.

Omnibus Incentive Plan

Restricted Stock Unit Director Award Agreement

“Date of Award”:

“Participant”:

“RSUs Granted:

This Director Award Agreement, effective as of the Date of Award set forth above, sets forth the grant of Restricted Stock Units (“RSUs”) by CIT Group Inc., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the CIT Group Inc. 2016 Omnibus Incentive Plan (the “Plan”). All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

(A)	Grant of RSUs. The Company hereby grants to the Participant the number of RSUs set forth above, subject to the terms and conditions of the Plan and this Director Award Agreement. Each RSU represents the unsecured right to receive in the future one Share or a cash payment equal to the Fair Market Value of one Share. The Participant shall not be required to pay any additional consideration for the issuance of the Shares or cash payment equal to the value of the Shares upon settlement of the RSUs.
(B)	Vesting and Settlement of RSUs. Subject to Sections (C) and (D) all RSUs shall vest and settle in accordance with the provisions of this Section (B).
(1)	One-third of the RSUs granted shall vest, on a cumulative basis, on [●]; provided, however, the RSUs shall be subject to earlier vesting in accordance with Sections (C)(1) and (D) hereof. The date on which each RSU vests is referred to as the “Vesting Date”.
(2)	Each vested RSU shall be settled through the delivery of one share within forty-five (45) days following the applicable Vesting Date (each a “Settlement Date”) provided that any fractional Share shall vest and be settled on the last Vesting Date and Settlement Date, respectively. Fractional Shares shall be settled through a payment in cash equal to the Fair Market Value of the applicable number of fractional Shares in respect of such RSUs on the applicable Vesting Date or, in the case of settlement in accordance with Sections (C)(1) or (D), as applicable, the date of the Participant’s death, Disability, Approved Departure or the effective date of the Change of Control.
(3)	Any Shares delivered to the Participant on the applicable Settlement Date (or such earlier date determined in accordance with Sections (C)(1) or (D)) shall not be subject to transfer restrictions and shall be fully paid, non-assessable and registered in the Participant’s name.
(4)	If, after the Date of Award and prior to the applicable Vesting Date, dividends with respect to Shares are declared or paid by the Company, the Participant shall be entitled to receive dividend equivalents in an amount, without interest, equal to the cumulative dividends declared or paid on a Share, if any, during such period multiplied by the number of unvested RSUs. The dividend equivalents in respect of vested RSUs shall be paid in cash or Shares, as applicable, on the Vesting Date. If the Participant’s membership on the Board terminates prior to an applicable Vesting Date for any reason set forth in Section (C)(1) of this Director Award Agreement or if a Change of Control occurs, the Participant shall be entitled to receive all accrued and unpaid dividend equivalents at the time the RSUs are settled in accordance with Sections (C)(1) or (D), as applicable. If the Participant’s membership on the Board terminates prior to an applicable Vesting Date for any reason set forth in Section (C)(2), any accrued and unpaid dividend equivalents shall be forfeited.
(C)	Termination of Membership on the Board.
(1)	If, after the Date of Award and prior to an applicable Settlement Date, the Participant’s membership on the Board terminates by reason of the Participant’s death, Disability (defined below) or an Approved Departure (defined below), the RSUs, to the extent unvested, shall vest immediately and shall settle through the delivery of Shares and cash pursuant to Section (B)(2) within forty-five (45) days following the termination. For the purposes of this Director Award Agreement, “Disability” shall be defined as a physical or mental impairment sufficient to make a Participant unable to perform the services required of a member of the Board, as determined by the Committee. “Approved Departure” shall be defined as a termination of the Participant’s membership on the Board, including a resignation from the Board by the Participant or a Participant not standing for re-election to the Board, provided that such termination is approved in advance by the Board. Notwithstanding the foregoing, a termination resulting from (i) the Participant’s willful and continued failure to substantially perform his or her duties as a member of the Board, (ii) an act of fraud or an intentional misrepresentation by the Participant or (iii) the Participant’s commission of a felony, in each such case, as determined by the Board in its sole discretion, shall not constitute an Approved Departure.

(2)	If, prior to an applicable Vesting Date, the Participant’s membership on the Board terminates for any reason other than as set forth in Section (C)(1), the unvested RSUs shall be cancelled immediately and the Participant shall immediately forfeit any rights to, and shall not be entitled to receive any Shares or cash payments with respect to, the RSUs including, without limitation, dividend equivalents pursuant to Section (B)(4).
(D)	Change of Control. Notwithstanding any provision contained in the Plan or this Director Award Agreement to the contrary, if, prior to an applicable Vesting Date, a Change of Control occurs, the RSUs, to the extent unvested, shall vest and settle immediately upon the effective date of the Change of Control.
(E)	Transferability. RSUs are not transferable other than by last will and testament, by the laws of descent and distribution pursuant to a domestic relations order, or as otherwise permitted under Section 12 of the Plan.
(F)	Incorporation of Plan. The Plan provides a complete description of the terms and conditions governing all Awards granted thereunder and is incorporated into this Director Award Agreement by reference. This Director Award Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as amended from time to time, and to such rules and regulations as the Committee may adopt under the Plan. If there is any inconsistency between the terms of this Director Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Director Award Agreement.
(G)	No Rights as a Stockholder. A Participant will have no rights as a stockholder with respect to Shares covered by this Director Award Agreement (including voting rights) until the date the Participant or his nominee becomes the holder of record of such shares on an applicable Settlement Date.
(H)	Miscellaneous
(1)	It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Director Award Agreement, all of which shall be binding upon the Participant.
(2)	The Board may at any time, or from time to time, terminate, amend, modify or suspend the Plan, and the Board or the Committee may amend or modify this Director Award Agreement at any time; provided, however, that, except as provided herein, no termination, amendment, modification or suspension shall materially and adversely alter or impair the rights of the Participant under this Director Award Agreement, without the Participant’s written consent.
(3)	If any provision of the Plan or the Director Award Agreement would, in the reasonable good faith judgment of the Committee, result or likely result in the imposition on the Participant, a beneficiary or any other person of a penalty tax under Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), the Committee may modify the terms of the Plan or the Director Award Agreement, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such penalty tax. Notwithstanding anything to the contrary in the Plan or the Director Award Agreement, to the extent that the Participant is a “Specified Employee” (within the meaning of the Committee’s established methodology for determining “Specified Employees” for purposes of Section 409A), payment or distribution of any amounts with respect to the RSUs that are subject to Section 409A will be made as soon as practicable following the first business day of the seventh month following the Participant’s Separation from Service from the Company Group or, if earlier, the date of the Participant’s death.
(4)	Delivery of the Shares underlying the RSUs or payment in cash, as applicable, upon settlement is subject to the Participant satisfying all applicable federal, state, local and foreign taxes. The Company shall have the power and the right to (i) deduct or withhold from all amounts payable to the Participant pursuant to the RSUs or otherwise, or (ii) require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law. Further, the Company may permit or require the Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon settlement of the RSUs.
(5)	This Director Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Director Award Agreement.
(6)	Nothing in the Plan or this Director Award Agreement should be construed as providing the Participant with financial, tax, legal or other advice with respect to the RSUs. The Company recommends that the Participant consult with his or her financial, tax, legal and other advisors to provide advice in connection with the RSUs.

(7)	All obligations of the Company under the Plan and this Director Award Agreement, with respect to the Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(8)	To the extent not preempted by federal law, this Director Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
(I)	Acceptance of Award. Acceptance of this Award requires no action on the part of the Participant and the Participant will be deemed to have agreed to all terms and conditions hereof. If the Participant desires to refuse the Award, the Participant must notify the Company in writing. Such notification should be sent to CIT Group Inc., Human Resources Department, 1 CIT Drive, Livingston, New Jersey 07039, no later than thirty (30) days after receipt of this Director Award Agreement.

IN WITNESS WHEREOF, this Director Award Agreement has been executed by the Company by one of its duly authorized officers as of the Date of Award.

CIT Group Inc.

3